Exhibit 11

                 STANLEY FURNITURE COMPANY, INC.
      SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
              (In thousands, except per share data)


                                             1996       1995
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Net income used in calculating
  primary and fully diluted earnings
  per common share:
Continuing operations.....................  $8,740     $3,889
Discontinued operations...................     246
  Net income..............................  $8,986     $3,889


Primary earnings per common share:

Weighted average shares outstanding.......   4,722      4,727
Add shares issuable assuming exercise
  of stock options........................     223
    Weighted average number of shares
      used in calculating primary
      earnings per common share...........   4,945      4,727

Primary earnings per common share:

Continuing operations.....................  $ 1.77     $  .82
Discontinued operations...................     .05
  Primary earnings per common share.......  $ 1.82     $  .82

Fully diluted earnings per common
share:

Weighted average shares outstanding.......   4,722      4,727
Add shares issuable assuming excercise
  of stock options........................     397
    Weighted average number of shares
      used in calculating fully diluted
      earnings per common share...........   5,119      4,727

Fully diluted earnings per
  common share:
Continuing operations.....................  $ 1.71     $  .82
Discontinued operations...................     .05
  Fully diluted earnings per common share.  $ 1.76     $  .82
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